Exhibit 21.1

STONE ENERGY CORPORATION

SUBSIDIARIES AS OF DECEMBER 31, 2015

Stone Energy Offshore, L.L.C., a Delaware limited liability company

Stone Energy Holding, L.L.C., a Delaware limited liability company

Stone Energy Canada, U.L.C., a Government of Alberta unlimited liability company

SEO A LLC, a Delaware limited liability company

SEO B LLC, a Delaware limited liability company